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                                                                     EXHIBIT 99A



VERIO CORPORATE CONTACT:
Steven Silvers, Clarus Public Relations, 303-296-0343
                E-mail: ssilvers@claruspr.com
                Corporate newsroom: http://newsroom.verio.net

VERIO INVESTOR CONTACT:
                Whitney Fogt, 303-645-1900
                E-mail: wfogt@verio.net



Verio Inc. names Herbert R. Hribar President and Chief Operating Officer

Formerly President of Ameritech's Cellular Services

ENGLEWOOD, CO (June 26, 1998) - Verio Inc. (NASDAQ: VRIO), one of the nation's leading full-service Internet companies for business, has announced that Herbert
R. Hribar will join the company as President and Chief Operating Officer, effective July 6. Mr. Hribar will have overall responsibility for Verio's operations, focusing initially on the integration of its regional operations, national services deployment and sales and distribution.

Mr. Hribar had been President of Ameritech Corporation's (NYSE: AIT) multi-billion dollar cellular services business unit. In this position, he was responsible for all aspects of that business including strategy, sales and marketing, network operations, customer services, information systems and business development. Under his leadership, the organization led the industry in customer base and revenue growth in 1997, while at the same time dramatically improving year-over-year profitability.

"As one of the key architects of Ameritech Cellular's phenomenal success, Herb has shown proven leadership in the telecommunications services arena," said Justin L. Jaschke, Chief Executive Officer of Verio. "Herb's 15 years of big-league technology and telecommunications management experience have given him the strong operating and marketing skills to lead Verio's continuing, proactive efforts to accelerate the integration of our operations, capture operating efficiencies and drive rapid internal growth."

"Verio is an exciting company whose unique combination of national strength and local service has established its growing leadership position in the Internet industry," said Hribar. "The Company is well-positioned with a sound business strategy, a growing market presence and powerful capabilities to serve the small and medium-sized business markets. I am delighted to have this unique opportunity and am confident I can contribute strong operating expertise to the Verio team as we work to achieve the company's extraordinary potential in the years ahead."

Prior to heading Ameritech's cellular services business, Mr. Hribar was Managing Director, Ameritech Europe and Chairman and Chief Executive Officer, ADSB Telecommunications, a consortium of international telecommunications companies. He had responsibility for Ameritech's European investments in wireless, wireline and international services, and focused Ameritech's investment strategy on electronic commerce, international transport, professional services and security monitoring. Prior to that, Mr. Hribar was Vice President, International Operations and was responsible for affiliate operations in six European and Asian countries.

Before joining Ameritech, Mr. Hribar served as Vice President and General Manager at Sprint International, where he was responsible for the off-shore network planning, design, operations and information systems planning for Sprint's international voice, data, messaging and fax services as well as private data network systems. Mr. Hribar created a worldwide organization in 30 countries, and expanded the offshore data network from 15 to 300 locations. In addition, he launched international voice, frame relay and router services and completed technical and business plans for a pan-European fiber optic network.
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Mr. Hribar previously worked in senior management positions at GTE Telenet and served in the U.S. Navy. He holds a BS in Ocean Engineering from the U.S. Naval Academy, an MS in Civil Engineering from University of Illinois, his MBA from George Washington University and an MS in Computer Science from Johns Hopkins University.

Mr. Hribar was selected following a nationwide search conducted by Heidrick & Struggles, a leading global executive search firm specializing in senior executive assignments.

About Verio

Verio Inc. (NASDAQ: VRIO) is a leading national provider of Internet connectivity and enhanced Internet services to small and medium-sized businesses. Since its inception in March 1996, Verio has rapidly established a national presence through the acquisition, integration and growth of local and regional Internet providers with a business customer focus that together currently serve 36 of the top 50 U.S. markets under the Verio brand name and mark.

For more information on Verio, visit the company's Web site at www.verio.net or call 1-888-GET-VERIO. The corporate headquarters are located in Englewood, Colorado at 8005 S. Chester St., Suite 200, 80112, phone number 303-645-1900.

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